Exhibit 99.1

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550
James S. Westfall, EVP and CFO
(650) 838-6108

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES

PROPOSED TRUST PREFERRED SECURITIES OFFERING

AND REDEMPTION OF SERIES B PREFERRED STOCK

EAST PALO ALTO, Calif. – February 21, 2007 – Greater Bay Bancorp (Nasdaq: GBBK), a $7.4 billion in assets financial services holding company, announced that it intends to file a registration statement with the Securities and Exchange Commission relating to the public offering of trust preferred securities, with an aggregate principal amount of $100 million.

The offering will be made through a newly formed Greater Bay Bancorp wholly owned subsidiary, GBB Capital IX, which will use the proceeds of the offering to purchase Junior Subordinated Deferrable Interest Debentures of Greater Bay Bancorp. Greater Bay Bancorp intends to use the anticipated proceeds from the offering to redeem its $103 million in outstanding Series B Preferred Stock.

Both the offering and the redemption of the Series B Preferred Stock are subject to approval of the Federal Reserve Bank of San Francisco. The redemption is further subject to the successful completion of the trust preferred securities offering.

The trust preferred securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer, solicitation or sale of the trust preferred securities in any state in which offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the greater San Francisco Bay Area through the Greater Bay Bank, N.A. community banking organization, including Bank of Petaluma, Coast Commercial Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and Santa Clara Valley National Bank. Nationally, Greater Bay Bancorp provides specialized leasing and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including any determination by the Company not to proceed with the proposed trust preferred securities offering or redemption of Series B Preferred Stock or the inability to complete the offering on terms satisfactory to the Company. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2005 and particularly the discussion of risk factors within such documents.

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